Exhibit 99.1

CYBEX ANNOUNCES THAT PA SUPREME COURT WILL

NOT HEAR KIRILA APPEAL

Medway, MA, June 12, 2006—Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, announced that the Supreme Court of Pennsylvania will not hear the Company’s or the plaintiffs’ respective appeals of the previously reported $2,452,783 judgment entered against the Company in the Kirila v. Cybex International, Inc. litigation. While the Company is disappointed in this result, and continues to believe that the basis for that judgment was in error, it does not intend to further pursue its appeals. The Company is discussing with plaintiffs’ counsel the amount of post-judgment interest to be added to the judgment, plus related costs, if any. The Company believes the total amount which the Company will be required to satisfy is covered by the Company’s litigation reserves, and accordingly the payment of the judgment, anticipated for the third quarter of this year, should not result in a charge to earnings.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The Cybex product line includes a full range of both strength training and cardio training machines sold worldwide under the Cybex brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on Cybex and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.

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